      As filed with the Securities and Exchange Commission on June 1, 2000
                                                      Registration No. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           GREAT LAKES AVIATION, LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                IOWA                                         42-1135319
    (State or Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                     Identification Number)

                              1022 AIRPORT PARKWAY
                             CHEYENNE, WYOMING 82001
                                 (307) 432-7000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           --------------------------

                    DOUGLAS G. VOSS, CHIEF EXECUTIVE OFFICER
                              1022 AIRPORT PARKWAY
                             CHEYENNE, WYOMING 82001
                                 (307) 432-7000
            (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent For Service)

                                   COPIES TO:
                            THOMAS F. STEICHEN, ESQ.
                   BRIGGS AND MORGAN, PROFESSIONAL ASSOCIATION
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 334-8400

                                 ---------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER
                 THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                 ---------------

         If the only securities being registered on this form are being offered pursuant to dividend or investment reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                           CALCULATION OF REGISTRATION FEE
--------------------------------------------- -------------------- -------------------- --------------------- ---------------------
                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                                 AMOUNT TO BE        AGGREGATE PRICE     AGGREGATE OFFERING        AMOUNT OF
       TITLE OF SHARES TO BE REGISTERED        REGISTERED(1)(2)       PER SHARE(3)            PRICE(3)          REGISTRATION FEE
--------------------------------------------- -------------------- -------------------- --------------------- ---------------------
Common Stock ($.01 par value per share)....        6,700,000             $1.9375            $25,151,172              $6,640
--------------------------------------------- -------------------- -------------------- --------------------- ---------------------

(1) Includes 5,700,000 shares issued or issuable to the selling shareholders pursuant to securities purchase agreements and 1,000,000 shares issuable pursuant to a warrant to one of the selling shareholders.
(2) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover an indeterminate number of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sale prices for such stock on May 30, 2000, as reported by the Nasdaq SmallCap Market.

                       -----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

PROSPECTUS          SUBJECT TO COMPLETION, DATED JUNE 1, 2000

--------------------------------------------------------------------------------

                                6,700,000 SHARES

                           GREAT LAKES AVIATION, LTD.

                                  COMMON STOCK

--------------------------------------------------------------------------------

         The shareholders of Great Lakes listed on page 8 below are offering and selling 6,700,000 shares of common stock under this prospectus. We will not receive any part of the proceeds from this offering.

         Our common stock is quoted on the Nasdaq SmallCap Market and trades under the ticker symbol "GLUX." On May 30, 2000, the closing price of one share of our stock on the Nasdaq SmallCap Market was $1.9375.


                     --------------------------------------


         Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     --------------------------------------


      THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


              THE DATE OF THIS PROSPECTUS IS _______________, 2000

                               PROSPECTUS SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS AND SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEFORE YOU DECIDE TO PURCHASE OUR STOCK.

GREAT LAKES

         We are a regional airline operating under the marketing identity United Express. We became a United Express carrier under a code sharing agreement with United Airlines, Inc. in April 1992 and we are one of the principal United Express regional carriers. The code sharing agreement with United expired in December 1997 but we believe that our relationship with United is satisfactory, as evidenced by United's selection of us, during 1998, as the United Express carrier for additional routes serving the Denver airport. Since December 31, 1997, we have been operating as if the principal day-to-day operational provisions of the previous code sharing agreement are still effective. Our United Express operation serves 67 destinations in 14 states located in the upper midwest, with hubs located at Chicago O'Hare, Denver and Minneapolis/St. Paul. In addition to the United Express designation, we own 54 landing and takeoff slots and have 10 exemptions allocated to us at Chicago O'Hare airport. We have entered into negotiations with United to renew the code sharing agreement. As part of the negotiations, United has restructured its operating relationships with certain of its United Express carriers, pursuant to which we have provided service to Denver from 24 additional cities since April 23, 1998. As of December 31, 1999, we operated a fleet of 40 Beechcraft 1900D 19-passenger aircraft and eight Embraer Brasilia 30-passenger aircraft. We also have four Beechcraft Model 1900C aircraft which we are using exclusively for freight operations.

         Our code sharing relationship with United entitles us to use United's "UA" flight designator code to identify our code sharing flights and fares in computer reservation systems, United's "Apollo" reservations system (including United's automated check-in, ticketing and boarding pass, and advance seat reservation and baggage tracing systems), to use the United Express logo and aircraft exterior paint schemes and uniforms similar to those of United and to otherwise advertise and market our association with United. United Express passengers participate in United's "Mileage Plus" frequent flyer program and are eligible to receive a minimum of 500 United frequent flyer miles for each trip on a United Express flight. Our relationship with United also provides for coordinated schedules and through fares.

THIS OFFERING

         We issued or will issue the securities covered by this prospectus to the selling shareholders in connection with a number of private placement transactions between us and the selling shareholders. The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

GENERAL

         We were incorporated in Iowa in 1979. Our principal offices are located at 1022 Airport Parkway, Cheyenne, Wyoming 82001. Our telephone number is (307) 432-7000. In this prospectus, the terms "Company," "Great Lakes,"we," "us" and "our" refer to Great Lakes Aviation, Ltd. and our wholly-owned subsidiary RDU, Inc., unless the context otherwise requires. RDU, Inc. currently has no activity and we are not utilizing it.

                                  RISK FACTORS

         The prospectus contains or incorporates both historical and "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates", "believes", "expects", "intends", "future", and similar expressions identify forward-looking statements. Any such "forward-looking" statements in this prospectus reflect our current views with respect to future events and financial performance, and are subject to a variety of factors that could cause the actual results or performance to differ materially from historical results or from the anticipated results or performance expressed or implied by such forward-looking statements. Because of such factors, we cannot assure you that the actual results or developments that we anticipate will be realized or, even if substantially realized, that they will have the anticipated results. The risks and uncertainties that may affect our business include, but are not limited to, those set forth below. You should not place undue reliance on such forward-looking statements, which speak only as of the date hereof. You should also be aware that, except as the law may otherwise require, we undertake no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus.

         You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely impact our business. If any of the following risks actually occur, they could adversely affect our business, financial condition or operating results, which could adversely affect the trading price of our common stock.

         OUR RELATIONSHIP WITH UNITED IS CRITICAL TO OUR FUTURE SUCCESS. We generated approximately 94.5% of our revenues for the year ended December 31, 1999 from United through our code sharing relationship. The United Express agreements expired on December 31, 1997. A failure to renew the United Express agreements, any termination or materially adverse modification of the agreements, or any substantial decrease in the number of routes served by us under the agreements would have a materially adverse effect on our business. As a result of the United Express agreements, our business is sensitive to events and risks affecting United. If adverse events affect United's business, our business will also be adversely affected. The expired United Express agreements required us to comply with specific operating performance standards and, with certain limited exceptions, restricted our ability to merge with another company or dispose of our assets or aircraft without first offering United a right of first refusal to acquire us or such assets or aircraft. The expired United Express agreements also prohibited us from entering into similar arrangements with other carriers in Chicago, Denver, Minneapolis-St. Paul, Detroit, Des Moines or Omaha without United's prior approval. The expired United Express agreements required us to obtain United's prior consent to operate as a United Express carrier in any market, except for certain pre-approved markets connecting with Minneapolis-St. Paul or Detroit.

         In addition, we participate in United's "Mileage Plus" frequent flyer program, which makes us more competitive by enabling passengers to use their Great Lakes frequent flyer miles on United flights. We also have a code sharing agreement with United and participate in United's "Apollo" reservation system, which gives us exposure to a larger number of customers. Any inability to continue in these programs or enter into comparable programs offered by other airlines could have a material adverse effect on our operations.

         GENERAL ECONOMIC CONDITIONS AFFECT THE AIRLINE INDUSTRY. The air travel business historically fluctuates in response to general economic conditions. The airline industry is sensitive to changes in economic conditions that affect business and leisure travel and is highly susceptible to unforeseen events that result in declines in air travel, including:

         -        political instability;

         -        regional hostilities;

         -        recession;

         -        fuel price escalation;

         -        inflation;

         -        adverse weather conditions;

         -        labor instability; and

         -        regulatory oversight.

         Economic conditions in the airline industry have contributed to a number of bankruptcies and liquidations among airlines. If there is a worsening of current economic conditions, or an extended period of recession nationally or regionally, our business, financial condition and operating results could be materially adversely affected.

         THE COST OF FUEL IS IMPORTANT TO OUR SUCCESS. Fuel is a major component of operating expense for all airlines. Our cost of fuel varies directly with market conditions, we have no guaranteed long-term sources of supply nor have we hedged the cost of our fuel needs at this time. Recently, the industry, including us, has experienced increased fuel prices. Fuel prices have increased dramatically, rising to 87.3 cents per gallon at January 31, 2000, compared to 58.3 cents per gallon at October 31, 1999. We intend generally to follow industry trends by raising fares in response to significant fuel price increases. However, our ability to pass on increased fuel costs through fare increases may be limited by economic and competitive conditions. Accordingly, a reduction in the availability or an increase in the price of fuel could have a materially adverse effect on our cash flow from operations and profitability.

         WE ARE CONTROLLED BY OUR PRINCIPAL SHAREHOLDER. Mr. Douglas G. Voss, our Chief Executive Officer and President beneficially owns or controls approximately 59% of the outstanding shares of our common stock. On October 22, 1996, Mr. Voss transferred approximately one-half of the shares of our common stock then owned by him to his ex-spouse, Ms. Gayle R. Brandt, pursuant to a marital dissolution stipulation and property settlement. Ms. Brandt has granted Mr. Voss an Irrevocably Proxy to vote such securities until June 28, 2010. If Ms. Brandt transfers any of the subject shares, the transferee must give Mr. Voss an irrevocable proxy to vote all such shares on all matters to which shareholders are entitled to vote for the term of the agreement. In addition, the terms of the expired United Express agreements required that Mr. Voss control at least 51% of our outstanding voting stock. Accordingly, Mr. Voss will continue to be in a position to control our management and affairs.

         THE AIRLINE INDUSTRY IS SEASONAL AND CYCLICAL. Our operations primarily depend on passenger travel demand, and, as such are subject to seasonal variations. We have historically experienced lower passenger load factors during the months of January through April and in November and December. The airline industry is also a highly cyclical business with substantial volatility. Airlines frequently experience short-term cash requirements. This is caused by seasonal fluctuations in traffic, which often put a drain on cash during off-peak periods, and various other factors, including price competition from other airlines, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of airline travel is discretionary, our operating and financial results may be negatively impacted by any downturn in national or regional economic conditions in the United States. Airlines require substantial liquidity to continue operating under most conditions. The airline industry also has low gross profit margins and revenues that vary to a substantially greater degree than do the related costs. Therefore, a significant shortfall form expected revenue levels could have a material adverse effect on our operations. Working capital deficits are not uncommon in the airline industry since airlines typically have product inventories and ticket sales not yet flown are reflected as current liabilities.

         THE AIRLINE INDUSTRY HAS LOW GROSS PROFIT MARGINS AND HIGH FIXED COSTS. The airline industry is characterized by low gross profit margins and high fixed costs. The expenses of each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers, or in average fare or traffic mix, could have a disproportionate effect on an airline's operating and financial results. Accordingly, a minor shortfall from expected revenue levels could have a material adverse effect on our results of operations.

         WE HAVE A LIMITED NUMBER OF ROUTES. Because of our relatively small fleet size and limited number of routes, we are at a competitive disadvantage compared to other airlines that can spread their operating costs across more equipment and routes and retain connecting traffic (and revenue) within their much more extensive route networks.

         WE USE A LIMITED NUMBER OF DIFFERENT AIRCRAFT TYPES. Our existing fleet of 52 aircraft comprises 40 Beechcraft Model 1900D 19-passenger aircraft, eight Embraer Brasilia 30-passenger aircraft and four Beechcraft Model 1900C aircraft being used exclusively for freight operations. This dependence on two aircraft types for substantially all of our flights could have a material adverse effect on us in the event of a government directive prohibiting or restricting the use of one of these aircraft type or in the case of adverse public perception of one of these aircraft types.

         WE HAVE A LIMITED NUMBER OF AIRCRAFT. We have a fleet of 52 aircraft, 20 of which are leased and 32 of which are owned. The limited number of aircraft we operate involves financial risks not present for larger carriers that are able to spread their operating costs over more equipment and routes. Finally, in the event aircraft are removed from service for unscheduled maintenance, repairs or other reasons, any resulting interruption in service could materially and adversely affect our service, reputation and profitability.

         IF OUR OPERATING COSTS INCREASE AS OUR AIRCRAFT FLEET AGES AND WE ARE UNABLE TO PASS ALONG SUCH COSTS, OUR EARNINGS WILL DECREASE. As our fleet of aircraft ages, our maintenance costs will likely increase. There can be no assurance that costs of maintenance, including costs to comply with aging aircraft requirements, will not materially increase in the future. Any material increase in such costs could have a material adverse effect on our business, financial condition and results of operations. Because many aircraft components are required to be replaced after specified numbers of flight hours or take-off and landing cycles and because new aviation technology may be required to be retrofitted, in general, the cost to maintain aging aircraft will exceed the cost to maintain newer aircraft. We believe that the cost to maintain our aircraft in the long-term will be consistent with industry experience for these aircraft types and ages used by comparable airlines. Amendments to FAA regulations are under consideration which would require certain heavy maintenance checks and other additional maintenance requirements for certain types of aging aircraft. While the proposed amendments do not currently affect our fleet of aircraft, they may be amended in the future to include aircraft operated by us. In addition, we will be required to comply with any other future regulations or Airworthiness Directives issued with respect to aging aircraft applicable to the aircraft types that we operate.

         THE AIRLINE INDUSTRY AND THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE. We compete with other airlines on the basis of pricing scheduling (frequency and flight times), on-time performance, frequent flyer programs and other services. We compete against both larger carriers with substantially greater resources than we have available as well as smaller carriers with low-cost structures. Many of our larger competitors have more expansive marketing and advertising programs than we do and smaller carriers may be able to offer prices at discounts lower than we are able to offer. New carriers in many of our markets, as well as increased competition from or the introduction of new services by existing carriers, could reduce ticket sales and our operating results. We may be unable to compete effectively against carriers with substantially greater resources or low-cost structures.

         INCREASING NUMBER OF CONSOLIDATIONS AND ALLIANCES HAS ALSO INCREASED COMPETITION. The United States airline industry has consolidated in recent years and may further consolidate in the future. Consolidations have enabled certain carriers to expand their operations and increase their presence in certain markets. In addition, many major carriers have formed alliances with regional carriers and foreign carriers. As a result, many of the regional carriers with whom we compete with are larger and have substantially greater resources than we have. Continuing developments in the industry will affect our ability to compete in the markets in which we operate.

         WE SIGNIFICANTLY DEPEND ON OUR DENVER MARKET. Our growth has focused and will continue to focus on adding flights to and from our Denver base of operations, which was expanded in April 1998. Our growth strategy continues to emphasize the Denver hub. A reduction in our share of the Denver market or reduced passenger traffic to or from Denver could have a material adverse effect on our financial condition and results of operations.

         WE ARE SUBJECT TO VARIOUS GOVERNMENT REGULATIONS. We are subject to regulation by the U.S. Department of Transportation, the Federal Aviation Administration and certain other governmental agencies. The DOT principally regulates economic issues affecting air service such as air carrier certification and fitness, insurance, consumer protection and competitive practices. The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot and flight attendant certification. We believe we are in compliance with all requirements necessary to maintain in good standing our operating authority granted by the DOT and our air carrier operating certificate issued by the FAA. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of our airline operations by, for instance, imposing additional requirements or restrictions on operations. There can be no assurance that we will continue to be able to comply with all present and future rules and regulations or that the cost of continued compliance will not have a material adverse effect on our results of operations.

         The FAA also has authority to issue maintenance directives and other mandatory orders relating to, among other things, inspection of aircraft and engines, fire retardant and smoke detection devices, increased security precautions, collision and windshear avoidance systems, noise abatement and the mandatory removal and replacement of aircraft parts.

         OUR OPERATING COSTS COULD INCREASE AS A RESULT OF NEW REGULATIONS THAT IMPOSE ADDITIONAL REGULATIONS AND REQUIREMENTS ON AIRLINES. Both federal and state governments from time to time propose laws and regulations that impose additional requirements and restrictions on airlines. New regulations, such as recently enacted passenger safety measures, could increase our operating costs and the operating costs significantly. We cannot predict which laws and regulations will be adopted or the changes and increased expense that they could cause. Accordingly, we cannot guarantee that future legislative and regulatory acts will not have a material impact on our operating results.

         WE MUST FOLLOW SPECIFIC REQUIREMENTS FOR SECURITY AND DRUG TESTING WHICH DO NOT NECESSARILY PROTECT US FROM SECURITY VIOLATIONS OR THE RISKS INHERENT IN SUBSTANCE ABUSE VIOLATIONS. We are required to follow our FAA approved program for air carrier security and drug testing. However, even when complying with these measures, no guarantee can be given that we can totally prevent security and controlled substance violations.

         WE ARE AT A RISK OF SUBSTANTIAL LOSSES IN THE EVENT OF AN ACCIDENT INVOLVING OUR AIRCRAFT. Any accident involving our aircraft could result in claims for the death or injury of our passengers. Damage to our aircraft from an accident could involve repair or replacement of such damaged aircraft and result in its temporary or permanent loss from service. Moreover, any aircraft accident, even if fully insured, could cause a public perception that our aircraft are less safe or reliable than other aircraft, which could have a negative effect on our business. The occurrence of one or more incidents or accidents involving our aircraft would likely have a substantial adverse effect on our public perception and future operations.

         We are required by the DOT to carry liability insurance on each of our aircraft. Although we believe that our current insurance coverage is adequate, the amount of such coverage may be changed in the future or we may be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse impact on us.

         WE ARE DEPENDENT ON OUR KEY PERSONNEL. Our management and operations are dependent upon the efforts of our Chief Executive Officer and President Douglas G. Voss, and a small number of management and operating personnel. The loss of the services of key members of management could have an adverse impact on our business.

         WE ARE SUBJECT TO ANTI-TAKEOVER CONSIDERATIONS. As an Iowa corporation, we are subject to certain anti-takeover provisions of Iowa law. Certain provisions of the law could have the effect of delaying, deferring or preventing a change in our control may discourage bids for our common stock, and may adversely affect the market price of our stock.

         WE MUST CONTINUE TO MEET NASDAQ MAINTENANCE REQUIREMENTS TO KEEP OUR STOCK LISTED ON NASDAQ. Under the criteria for continued listing of securities on the Nasdaq SmallCap Market, we must maintain $2,000,000 in net tangible assets, a minimum bid price of $1.00, and a public float of at least $1,000,000. In the event that we are unable to maintain the standards for continued listing, our shares could be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in our shares would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, investors may find it more difficult to dispose of or to obtain accurate quotations as to the price of our common stock.

         THE LOW PRICE OF OUR STOCK MAY RESULT IN LIQUIDITY PROBLEMS FOR SHAREHOLDERS. In the event that we are unable to satisfy the maintenance requirements for the Nasdaq SmallCap Market, our stock would be deemed a "penny stock" and trading would be conducted in the "pink sheets" or the OTC Bulletin Board. In the absence of the shares being quoted in Nasdaq, or listed on an exchange, trading in the common stock would be covered by Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations require the delivery, prior to any transaction involving a penny stock of a disclosure schedule explaining the penny stock market and the risks associated with it. Consequently, such classification, if it were to occur, could materially adversely affect the ability of broker-dealers to sell our shares and the ability of purchasers in this offering to sell their shares in the secondary market.

         SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET BY THE SELLING SHAREHOLDERS AND EXISTING INVESTORS COULD CAUSE OUR STOCK PRICE TO DECLINE. We have 8,647,891 shares of common stock outstanding, including 5,700,000 shares held by selling shareholders, and have outstanding options to purchase an additional 310,000 shares of common stock pursuant to various stock option plans (of which 90,800 shares are currently vested). A selling shareholder also has outstanding warrants to acquire an aggregate of 1,000,000 shares of our common stock. The 6,700,000 shares in this offering will be freely tradeable without restriction or further registration under federal securities laws unless they are purchased by our affiliates as that term is defined in SEC Rule 144 under the Securities Act. Substantially all of our other outstanding shares of common stock, other than shares held by officers, directors or other affiliates, and the shares held by Ms. Brandt which are subject to a Shareholder Buy-Sell Agreement with Mr. Voss, are freely tradeable. If the selling shareholders sell substantial amounts of our common stock in the public market in this offering, the market price of our common stock could decline. Sales in the public market also might make it more difficult for us to sell our securities in the future at an appropriate time and price.

         OUR STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND MAY BE VOLATILE IN THE FUTURE. Our common stock is traded on the Nasdaq SmallCap Market. The market price of our common stock has historically been somewhat volatile. We believe the market price of our common stock could fluctuate substantially, based on a variety of factors, including:

         -        quarterly fluctuations in results of operations,

         -        announcements by us of material events, and

         -        changes in accounting treatments or principles.

         The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations. Any failure to meet or exceed such expectations could have an adverse effect on the market price of our common stock. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our products, may affect the market price of our common stock either negatively or positively.

         WE HAVE NOT PAID DIVIDENDS IN THE PAST. We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to fund operations and to continue development of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the selling shareholders. The shares listed below represent the shares which each selling shareholder owned on April 30, 2000 and the shares which each selling shareholder may own upon the exercise of warrants.

         The securities "beneficially owned" by a person are determined in accordance with the SEC's definition of "beneficial ownership" and, accordingly, may include securities owned by or for, among others, the spouse, children or other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of April 30, 2000. The same shares may be beneficially owned by more than one person.

         In the following table, percentage of beneficial ownership is based on 8,647,891 outstanding shares of common stock. Shares issuable pursuant to the exercise of warrants or options are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

                                                    SHARES           SHARES BENEFICIALLY       PERCENTAGE OF SHARES
                              SHARES BENEFICIALLY   INCLUDED         OWNED IF ALL SHARES       OWNED IF ALL SHARES
SELLING SHAREHOLDER           OWNED BEFORE          IN THE           ARE SOLD IN THE           ARE SOLD IN THE
                              THE OFFERING          OFFERING         OFFERING                  OFFERING
--------------------------------------------------------------------------------------------------------------------
Douglas G. Voss               5,400,000(1)(2)       5,200,000                200,000                1.8%

Gayle R. Brandt               2,350,000(1)(2)       2,350,000                      0                0

Raytheon Aircraft             1,000,000(3)          1,000,000                      0                0
Credit Corporation
10511 East Central
Wichita, KS 67206

Tennenbaum & Co., LLC           816,200(4)            816,200                      0                0
1999 Avenue of the Stars
32nd Floor
Los Angeles, CA 90067

Michael E. Tennenbaum           816,200(5)            816,200                      0                0
1999 Avenue of the Stars
32nd Floor
Los Angeles, CA 90067

                                                 8


Iowa Great Lakes Flyers, Inc.   500,000(6)            500,000                      0                0
1965 - 330th Street
Spencer, IA 51301
--------------------

  *  Indicates an amount less than 1%.

(1) Ms. Brandt has granted to Mr. Voss an irrevocable proxy to vote all of her shares of common stock until June 28, 2010. Mr. Voss and Ms. Brandt have also entered into a Shareholder Buy-Sell Agreement with respect to such shares. The term of the agreement is until June 28, 2010 or until such time as Ms. Brandt does not own any such shares or we are dissolved or liquidated. Pursuant to the agreement, Ms. Brandt could not sell any of the subject shares until June 28, 1999, at which time she was able to sell 470,000 shares and an additional 235,000 shares in each year thereafter. If Ms. Brandt transfers any of the subject shares, the transferee must give Mr. Voss an irrevocable proxy to vote all such shares on all matters to which shareholders are entitled to vote for the term of the agreement. Mr. Voss, however, has been granted a right of first refusal to purchase for the market price any of the subject shares which Ms. Brandt desires to so sell. The agreement also provides Mr. Voss the option to purchase any of the subject shares at any time during the term for the market price of shares of common stock. This agreement provides that in any transaction in which Mr. Voss sells greater than 5% of his shares of common stock, Mr. Voss has the right to compel Ms. Brandt to include the subject shares held by her in such transaction on the same terms as the shares of common stock of Mr. Voss. In turn, Ms. Brandt has the right to have any of the subject shares owned by her included by Mr. Voss in any transaction on a pro rata basis. The agreement also provides Mr. Voss with the right to purchase the shares at the market price upon the death of Ms. Brandt or upon an involuntary disposition of the subject shares held by Ms. Brandt. Pursuant to the agreement, Mr. Voss will vote all shares of common stock beneficially owned by him (including the shares which are the subject of the agreement) for the election of Ms. Brandt to the board of directors.

(2) Mr. Voss is the beneficial owner of 5,400,000 shares of common stock. This includes 20,000 shares of common stock subject to currently exercisable options. Ms. Brandt is the record owner of 2,350,000 shares of common stock. The shares of common stock owned by Ms. Brandt and the 500,000 shares of common stock owned by Iowa Great Lakes Flyers, Inc. are included in the 5,275,000 shares of common stock reported by Mr. Voss.

(3) Consists of a warrant for the purchase of an aggregate of 1,000,000 shares of common stock.

(4) Beneficial ownership of all 816,200 shares of common stock is shared with Michael E. Tennenbaum.

(5) Beneficial ownership of all 816,200 shares of common stock is shared with Tennenbaum & Co. LLC.

(6) Beneficial ownership of all 500,000 shares of common stock is shared with Douglas G. Voss.

SELLING SHAREHOLDERS' REGISTRATION RIGHTS

         We have registered the shares of common stock being offered by the selling shareholders pursuant to registration rights which were previously granted to them. We also agreed to use our best efforts to keep the registration statement effective for two years, until the selling shareholders no longer hold or have the right to acquire shares, or until all of their shares may be sold pursuant to SEC rules without volume restrictions, whichever comes first. We also agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by the selling shareholders.

         Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

                                 USE OF PROCEEDS

         The shares offered by this prospectus will be sold by the selling shareholders. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

                              PLAN OF DISTRIBUTION

         The selling shareholders, and any of their pledgees, assignees and successors-in-interest, may from time to time sell any or all of their shares on any stock exchange on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         -        short sales;

         - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         -        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under SEC Rule 144, if available, rather than under this prospectus.

         The selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered hereby was passed upon on our behalf by Briggs and Morgan, Professional Association, Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for each of the years in the three-year period ended December 31, 1999 have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the registration statement covering the shares is no longer effective:

         -        Annual Report on Form 10-K for the year ended December 31,
                  1999;

         -        Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2000;

         - Description of our common stock contained in our Registration Statement on Form 8-A (No. 0-23224) filed on January 18, 1994; and

         -        Definitive Schedule 14A Proxy Statement filed on April 25,
                  2000.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Executive Officer at the following address:

                                    Great Lakes Aviation, Ltd.
                                    1022 Airport Parkway
                                    Cheyenne, Wyoming 82001
                                    (307) 432-7000

================================================================================

YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          ----------------------------

                                TABLE OF CONTENTS

                          ----------------------------

                                                                           PAGE
                                                                           ----
Prospectus Summary......................................................    2
Risk Factors............................................................    3
Selling Shareholders....................................................    8
Use of Proceeds.........................................................   10
Plan of Distribution....................................................   10
Legal Matters...........................................................   11
Experts.................................................................   11
Where You Can Find More Information.....................................   11

                                6,700,000 SHARES




                           GREAT LAKES AVIATION, LTD.



                                  COMMON STOCK




                         ------------------------------

                                   PROSPECTUS

                          -----------------------------



                                __________, 2000

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

         SEC registration fee...................................................$    6,640
                                                                                ----------
         Legal fees and expenses................................................     5,000
                                                                                ----------
         Accounting fees and expenses...........................................     2,000
                                                                                ----------
         Miscellaneous (including listing fees, if applicable)..................     1,000
                                                                                ----------
              Total.............................................................$   14,640
                                                                                ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 851 of the Iowa Business Corporation Act, permits a corporation through its Articles of Incorporation to eliminate or limit its directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve a knowing violation of law, and transactions from which the director derives an improper personal benefit or which result in an unlawful distribution to the stockholders. The limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or recission to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

         We maintain directors and officers insurance against liability which may be incurred by directors and officers in such capacities.

         Article 4 of our Amended and Restated Articles of Incorporation and our Bylaws provide that our past or present directors and officers shall be indemnified by us in accordance with the terms of the Iowa Business Corporation Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

5.1      Opinion of Briggs and Morgan, Professional Association

23.1     Consent of Briggs and Morgan, Professional Association (included in
         Exhibit 5.1)

23.2     Consent of KPMG LLP

24.1     Power of Attorney (included on signature page to the Registration
         Statement)

ITEM 17.  UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cheyenne, State of Wyoming, on June 1, 2000.

                           GREAT LAKES AVIATION, LTD.


                                  By    /s/ Douglas G. Voss
                                    -------------------------------------------
                                           Douglas G. Voss
                                           President, Chief Executive Officer
                                           and Director


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas G. Voss and Richard A. Hanson, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated.


            Signature                           Title                           Date
            ---------                           -----                           ----
/s/ Douglas G. Voss                   President and Chief Executive         June 1, 2000
-------------------------------       Officer and Director (Principal
Douglas G. Voss                       Executive Officer)


/s/ Richard A. Hanson                 Vice President-finance (Principal     June 1, 2000
-------------------------------       Financial Officer and Principal
Richard A. Hanson                     Accounting Officer)


/s/ Vernon A. Mickelson               Director                              June 1, 2000
-------------------------------
Vernon A. Mickelson


/s/ Gayle R. Brandt                   Director                              June 1, 2000
-------------------------------
Gayle R. Brandt


/s/ Ivan L. Simpson                   Director                              June 1, 2000
-------------------------------
Ivan L. Simpson

                                  EXHIBIT INDEX

 NUMBER                         DESCRIPTION
-------  ----------------------------------------------------------------------
5.1      Opinion of Briggs and Morgan, Professional Association

23.1     Consent of Briggs and Morgan, Professional Association (included in
         Exhibit 5.1)

23.2     Consent of KPMG LLP

24.1     Power of Attorney (included on signature page to Registration
         Statement)